Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the New-Hire Equity Incentive Plan, 2006 Equity Incentive Plan and 1999 Employee Stock Purchase Plan of Sequenom, Inc. of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of Sequenom, Inc. and the effectiveness of internal control over financial reporting of Sequenom, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

June 25, 2010